Exhibit 5.1
[LETTERHEAD OF PROSKAUER ROSE LLP]
May 22, 2006
Town Sports International Holdings, Inc.
888 Seventh Avenue, 25th Floor
New York, New York 10106
Ladies and Gentlemen:
We are acting as counsel to Town Sports International Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement (the “Registration Statement”) on Form S-1 (No. 333-126428) relating to (i) the sale by the Company of up to 7,647,059 shares (the “Company Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) the sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 3,852,941 shares of Common Stock (the “Selling Stockholders’ Shares” and, together with the Company Shares, the “Shares”).
As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies of such documents, corporate records and other instruments as we have deemed relevant, including, without limitation: (i) the certificate of incorporation of the Company, as amended to date; (ii) the by-laws of the Company, as amended to date; (iii) the resolutions of the Board of Directors of the Company, adopted as of June 30, 2005 and May 18, 2006; and (iv) the Registration Statement, together with the exhibits filed as a part thereof.
We have made such examination of law as we have deemed necessary to express the opinion contained herein. As to matters of fact relevant to this opinion, we have relied upon, and assumed without independent verification, the accuracy of certificates of public officials and officers of the Company. We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that certificates representing the Shares will have been properly signed by authorized officers of the Company or their agents.
Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion, assuming no change in the applicable law or pertinent facts, that (i) the Company Shares, when issued pursuant to, and as described in the

Registration Statement and the related prospectus (as amended and supplemented through the date of issuance), will be duly authorized, legally issued, fully paid and non-assessable, and (ii) the Selling Stockholders’ Shares have been duly authorized and are legally issued, fully paid and non-assessable.
This opinion is limited in all respects to the General Corporation Law of the State of Delaware, and we express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholders or the Shares.
Very truly yours,
PROSKAUER ROSE LLP